Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, October 28, 2005 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenue for the third quarter of 2005 increased 18% to $158.1 million from $134.1 million for the third quarter of 2004. Earnings per diluted share for the quarter ended September 30, 2005 were $0.61, compared to $0.56 for the same period in the prior year.

          During the quarter ended September 30, 2004, the Company’s earnings per diluted share included an after tax benefit of $0.02 associated with the settlement of a third party claim and certain state tax benefits. During the quarter ended September 30, 2005, the Company incurred acquisition integration costs of $0.01 per diluted share. Excluding the effects of these discrete items in the third quarters of 2004 and 2005, adjusted earnings per diluted share grew approximately 15%. The Company believes adjusted earnings per diluted share is a useful financial measure to indicate the results of ongoing operations, excluding significant infrequent items.

          Companion Animal Group (“CAG”) revenue for the third quarter of 2005 increased 18% to $128.7 million from $108.8 million for the third quarter of 2004. Sales from businesses acquired during 2004 and 2005, consisting primarily of veterinary reference laboratories, contributed approximately 8% to CAG revenue growth. Aside from acquisitions, this increase resulted primarily from higher sales of instruments and consumables, rapid assay products, laboratory and consulting services, and, to a lesser extent, pharmaceutical products and computer systems and digital radiography. The favorable impact of foreign currency contributed less than 1% to CAG revenue growth.

          Water segment revenue for the third quarter increased 6% to $15.1 million from $14.2 million for the third quarter of 2004 primarily due to higher worldwide sales volume. The favorable impact of foreign currency contributed less than 1% to Water revenue growth.

          Food Diagnostics Group (“FDG”) revenue for the third quarter increased 29% to $14.3 million from $11.1 million for the third quarter of 2004. This increase reflects growth in the production animal products business due to sales from businesses acquired in 2004 and higher sales volume of established product lines. The favorable impact of foreign currency contributed less than 1% to FDG revenue growth and acquisitions contributed 11%.

          “Our results for the third quarter were slightly higher than our expectation due to strong performance across the CAG segment and in our production animal testing business,” said Jonathan Ayers, Chairman and CEO. “The acquisitions we made in 2004 and 2005 contributed significantly to this growth, and continue to exceed our expectations. However, organic growth in our businesses was also strong.”

IDEXX Announces Third Quarter Results
October 28, 2005

Additional operating results

          Gross profit for the third quarter of 2005 increased $10.3 million, or 14%, to $81.3 million from $71.1 million for the third quarter of 2004. As a percentage of total revenue, gross profit decreased to 51% from 53% largely due to the benefit in 2004 from the settlement of a third party claim noted above. Excluding the impact of this item in 2004, the gross profit percentage decreased one percent, primarily due to higher sales of lower margin laboratory and consulting services as a percentage of total sales and to comparatively more favorable product warranty liability adjustments for LaserCyte® instruments in the same period of the prior year. LaserCyte® service experience continued to improve during the quarter and resulted in a modest favorable change in our estimated cost of product warranty liability for all placed instruments for which we have such future obligations; however, the incremental improvements in the same period of the prior year were relatively greater.

          Research and development (“R&D”) expense for the quarter was $10.5 million compared to $8.8 million for the third quarter of 2004. R&D expense was approximately constant as a percentage of revenue at 7% for the third quarters of 2005 and 2004.

          Selling, general and administrative (“SG&A”) expense was $40.7 million, or 26% of revenues, compared to $33.8 million, or 25% of revenues, in the third quarter of 2004. The increase in SG&A expense as a percentage of revenues reflects the investment made to expand our sales and marketing organizations in both the U.S. and Europe, as well as the integration and amortization costs associated with recent business acquisitions. The increase in SG&A expense in total dollars was also attributable to costs incurred to support the operating activities of businesses acquired in the fourth quarter of 2004 and in 2005.

Year-to-date results

          Year-to-date revenue increased 16% to $471.1 million from $404.9 million for the same period in 2004. Year-to-date earnings per diluted share were $1.70 for the nine-month periods in both 2005 and 2004. During the nine months ended September 30, 2004, the Company’s earnings per diluted share included a net benefit of $0.09 resulting from a reduction in the Company’s provision for income taxes primarily related to the completion of an IRS audit through the year 2001, the settlement of a third party claim, and a payment received in settlement of certain litigation. During the nine months ended September 30, 2005, the Company incurred acquisition integration costs of $0.04 per diluted share. Excluding the effects of these discrete items in 2004 and 2005, adjusted earnings per diluted share grew approximately 8%.

IDEXX Announces Third Quarter Results
October 28, 2005

          Companion Animal Group revenue for the nine months ended September 30, 2005 increased 16% to $384.9 million from $331.4 million for the same period in 2004. Sales from businesses acquired during 2004 and 2005, consisting primarily of veterinary reference laboratories, contributed approximately 7% to CAG revenue growth. Aside from acquisitions, this increase resulted primarily from increased sales of instruments and consumables, laboratory and consulting services, rapid assay products, and, to a lesser extent, pharmaceutical products and computer systems and digital radiography. The favorable impact of currency contributed 1% to year-to-date CAG revenue growth.

          Water segment revenue for the nine months ended September 30, 2005 increased 8% to $42.2 million from $39.1 million for the same period in 2004 primarily due to higher worldwide sales volume. The favorable impact of foreign currency contributed 1% to year-to-date Water revenue growth.

          Food Diagnostics Group revenue for the nine months ended September 30, 2005 increased 28% to $44.1 million from $34.4 million for the same period in 2004. This increase reflects growth in the production animal products business due to sales from businesses acquired in 2004 and higher sales volume of established product lines. The favorable impact of foreign currency contributed 2% to FDG revenue growth and acquisitions contributed 12%.

Outlook

          The Company offers the following guidance for the full year of 2005:

•	Revenue is expected to be approximately $631 to $634 million.

•	Diluted earnings per share are expected to be approximately $2.28 to $2.30, which includes approximately $0.06 of anticipated acquisition integration costs.

          The Company offers the following guidance for the full year of 2006:

•	Revenue is expected to be approximately $695 to $705 million.

•

Diluted earnings per share are expected to be approximately $2.36 to $2.48, which includes the prospective expensing of equity-based compensation as required by Statement of Financial Accounting Standards No. 123 (revised 2004).

Increased Share Repurchase Authorization

          The Company also announced today that its Board of Directors has authorized the repurchase by the Company of an additional two million shares of its common stock in the open market or in negotiated transactions. These shares are in addition to 552,000 shares remaining under a previous Board authorization. The timing and amount of any repurchases will be at the discretion of the Company’s management.

IDEXX Announces Third Quarter Results
October 28, 2005

About IDEXX Laboratories

          IDEXX Laboratories, Inc. is a leader in companion animal health, serving practicing veterinarians around the world with innovative, technology-based offerings, including a broad range of diagnostic products and services, practice-management systems and therapeutics. Our products enhance the ability of veterinarians to provide advanced medical care and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 3,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to develop, license or obtain rights to new technologies; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition and technological change on the markets for the Company’s products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of our products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the effects of government regulatory decisions, customer demand, pricing and other factors on the realizability of the Company’s inventories; the Company’s ability to manufacture complex biologic products; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.

IDEXX Announces Third Quarter Results
October 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended

		September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Revenue:	Revenue	$158,069	$134,111	$471,125	$404,907
Expenses and
Income:	Cost of revenue	76,740	63,053	233,141	194,801

	Gross profit	81,329	71,058	237,984	210,106
	Sales and marketing	24,303	21,132	75,221	62,794
	General and administrative	16,360	12,698	47,304	36,523
	Research and development	10,543	8,824	30,312	26,029

	Income from operations	30,123	28,404	85,147	84,760
	Interest income, net	918	830	2,292	2,315

	Income before provision for income taxes and partner’s interest	31,041	29,234	87,439	87,075
	Provision for income taxes	10,547	9,647	29,533	25,993
	Partner’s share of consolidated loss	(110)	(109)	(321)	(315)

Net Income:	Net income	$20,604	$19,696	$58,227	$61,397

	Earnings per share: Basic	$0.63	$0.58	$1.78	$1.78

	Earnings per share: Diluted	$0.61	$0.56	$1.70	$1.70

	Shares outstanding: Basic	32,482	34,050	32,686	34,467

	Shares outstanding: Diluted	34,044	35,467	34,183	36,120

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Nine Months Ended

		September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Key Operating	Gross profit	51.5%	53.0%	50.5%	51.9%
Ratios (as a percentage of	Sales, marketing, general and administrative expense	25.7%	25.2%	26.0%	24.6%
revenue):	Research and development expense	6.7%	6.6%	6.4%	6.4%

	Income from operations	19.1%	21.2%	18.1%	20.9%

International	International revenue	$52,464	$40,127	$163,432	$123,987
Revenue:
	International revenue as percentage of total revenue	33.2%	29.9%	34.7%	30.6%

IDEXX Announces Third Quarter Results
October 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Nine Months Ended

		September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Revenue:	Companion Animal Group	$128,676	$108,816	$384,888	$331,377
	Water	15,077	14,237	42,154	39,095
	Food Diagnostics Group	14,316	11,058	44,083	34,435

	Total	$158,069	$134,111	$471,125	$404,907

Gross Profit:	Companion Animal Group	$62,926	$53,757	$185,014	$161,942
	Water	10,226	9,811	28,325	26,552
	Food Diagnostics Group	8,177	7,490	24,645	21,612

	Total	$81,329	$71,058	$237,984	$210,106

Income from Operations:	Companion Animal Group	$21,303	$19,314	$61,602	$61,022
	Water	7,276	6,977	19,320	18,004
	Food Diagnostics Group	2,518	2,934	6,856	8,254
	Other	(974)	(821)	(2,631)	(2,520)

	Total	$30,123	$28,404	$85,147	$84,760

Gross Profit	Companion Animal Group	48.9%	49.4%	48.1%	48.9%
(as a percentage of revenue):	Water	67.8%	68.9%	67.2%	67.9%
	Food Diagnostics Group	57.1%	67.7%	55.9%	62.8%

Income from Operations	Companion Animal Group	16.6%	17.7%	16.0%	18.4%
(as a percentage of revenue):	Water	48.3%	49.0%	45.8%	46.1%
	Food Diagnostics Group	17.6%	26.5%	15.6%	24.0%

IDEXX Announces Third Quarter Results
October 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

		Three Months Ended

		September 30, 2005	September 30, 2004	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change Net of Currency Effect

Net CAG Revenue:	Instruments and consumables	$52,438	$47,864	$4,574	9.6%	0.5%	9.1%
	Rapid assay products	25,291	22,444	2,847	12.7%	0.1%	12.6%
	Laboratory and consulting services	39,987	29,444	10,543	35.8%	0.1%	35.7%
	Computer systems and digital radiography	7,166	6,480	686	10.6%	0.2%	10.4%
	Pharmaceutical products	3,794	2,584	1,210	46.8%	—	46.8%

	Net CAG revenue	128,676	108,816	19,860	18.3%	0.3%	18.0%

Net Water Revenue:	Water	15,077	14,237	840	5.9%	0.5%	5.4%

Net FDG Revenue:	Production animal products	10,558	7,313	3,245	44.4%	0.5%	43.9%
	Dairy-testing products	3,758	3,745	13	0.3%	0.2%	0.1%

	Net FDG revenue	14,316	11,058	3,258	29.5%	0.4%	29.1%

Net Revenue:		$158,069	$134,111	$23,958	17.9%	0.3%	17.6%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended September 30, 2004 to the three months ended September 30, 2005.

		Nine Months Ended

		September 30, 2005	September 30, 2004	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change Net of Currency Effect

Net CAG Revenue:	Instruments and consumables	$158,356	$145,099	$13,257	9.1%	1.3%	7.8%
	Rapid assay products	77,440	72,861	4,579	6.3%	0.5%	5.8%
	Laboratory and consulting services	116,898	85,021	31,877	37.5%	0.5%	37.0%
	Computer systems and digital radiography	21,826	20,399	1,427	7.0%	0.3%	6.7%
	Pharmaceutical products	10,368	7,997	2,371	29.6%	—	29.6%

	Net CAG revenue	384,888	331,377	53,511	16.1%	0.8%	15.3%

Net Water Revenue:	Water	42,154	39,095	3,059	7.8%	1.3%	6.5%

Net FDG Revenue:	Production animal products	32,376	22,796	9,580	42.0%	2.7%	39.3%
	Dairy-testing products	11,707	11,639	68	0.6%	1.6%	-1.0%

	Net FDG revenue	44,083	34,435	9,648	28.0%	2.3%	25.7%

Net Revenue:		$471,125	$404,907	$66,218	16.4%	1.0%	15.4%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the nine months ended September 30, 2004 to the nine months ended September 30, 2005.

IDEXX Announces Third Quarter Results
October 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		September 30, 2005	December 31, 2004

Assets:	Current Assets:
	Cash and cash equivalents	$57,768	$47,156
	Short-term investments	71,688	90,116
	Accounts receivable, net	68,098	65,639
	Inventories	80,206	76,424
	Other current assets	21,916	22,257

	Total current assets	299,676	301,592

	Long-term Investments	2,052	19,687

	Property and equipment - cost	145,283	137,851
	Less: accumulated depreciation	80,347	75,221

	Property and equipment, net	64,936	62,630

	Other long-term assets, net	125,966	130,328

	Total assets	$492,630	$514,237

Liabilities and Stockholders’ Equity:	Current Liabilities:
	Accounts payable	$18,404	$14,723
	Accrued expenses	70,229	73,785
	Notes payable	542	1,291
	Deferred revenue	8,343	10,153

	Total current liabilities	97,518	99,952

	Total long-term liabilities	13,986	16,233

	Partner’s interest in subsidiary	362	392

	Stockholders’ Equity:
	Common stock	4,579	4,522
	Additional paid-in capital	431,611	410,817
	Deferred equity-based compensation	1,274	665
	Retained earnings	376,909	318,682
	Treasury stock, at cost	(437,127)	(348,327)
	Accumulated other comprehensive income	3,518	11,301

	Total stockholders’ equity	380,764	397,660

	Total liabilities and stockholders’ equity	$492,630	$514,237

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		September 30, 2005	December 31, 2004

Key Balance Sheet Information:	Total cash, cash equivalents and investments	$131,508	$156,959
	Days sales outstanding	41	39
	Inventory turns	1.8	1.9

IDEXX Announces Third Quarter Results
October 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended

		September 30, 2005	December 31, 2004

Operating:	Cash Flows from Operating Activities:
	Net income	$58,227	$61,397
	Non-cash charges	21,981	23,524
	Changes in current assets and liabilities, net of acquisitions and disposals	(3,703)	(16,714)

	Net cash provided by operating activities	$76,505	$68,207

Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	36,075	30,648
	Purchase of property and equipment	(16,512)	(23,431)
	Net proceeds from sale of land and buildings	803	—
	Acquisition of businesses and intangible assets	(6,406)	(6,839)
	Acquisition of equipment leased to customers	(1,784)	(1,951)

	Net cash used by investing activities	$12,176	$(1,573)

Financing:	Cash Flows from Financing Activities:
	Repayment of notes payable	(2,056)	(356)
	Purchase of treasury stock	(88,800)	(94,004)
	Proceeds from the exercise of stock options	14,941	17,550

	Net cash used by financing activities	$(75,915)	$(76,810)

	Net effect of exchange rate changes	(2,154)	68

	Net increase (decrease) in cash and cash equivalents	10,612	(10,108)

	Cash and cash equivalents, beginning of period	47,156	96,942

	Cash and cash equivalents, end of period	$57,768	$86,834

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

		Nine Months Ended

		September 30, 2005	December 31, 2004

Free Cash	Net cash provided by operating activities	$76,505	$68,207
Flow:	Purchase of property and equipment	(16,512)	(23,431)
	Acquisition of equipment leased to customers	(1,784)	(1,951)

	Free cash flow	$58,209	$42,825

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets.  Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures.  We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases

	Three Months Ended		Nine Months Ended

	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Total number of shares purchased	595,500	720,400	1,493,200	1,728,300
Average price paid per share	$64.50	$49.88	$59.47	$54.17